Exhibit 3.1

CORRECTED RESTATED CERTIFICATE OF INCORPORATION
OF CYTRX CORPORATION

CytRx Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

1.  A Restated Certificate of Incorporation of CytRx Corporation was filed with the Secretary of State of the State of Delaware on October 1st, 1997, and such Restated Certificate did not accurately reflect the corporate action taken with respect thereto. Said Restated Certificate requires correction as permitted by subsection (f) of Section 103 of the General Corporation Law of the State of Delaware.

2.  The inaccuracy or defect of said Restated Certificate to be corrected is as follows: the Certificate of Designation, Preferences and Rights of the Series A Junior Participating Preferred Stock of CytRx Corporation that should have been part of the Restated Certificate was not included in the Restated Certificate.

3.  The Restated Certificate as corrected to read in its entirety is attached to this page.

IN WITNESS WHEREOF, the undersigned has caused this Corrected Restated Certificate of Incorporation of CytRx Corporation to be signed by its authorized officer this 5th day of November 1997.

CYTRX CORPORATION

By:	/s/ JACK J. LUCHESE
Jack J. Luchese President and Chief Executive Officer

RESTATED CERTIFICATE OF INCORPORATION OF
CYTRX CORPORATION
As Approved by the Board of Directors on June 26, 1997

CytRx Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.  The name of the corporation is CytRx Corporation. CytRx Corporation was originally incorporated under the name SynthRx, Inc., and the original certificate of incorporation of the corporation was filed with the Secretary of State of Delaware on February 28, 1985.

2.  This Restated Certificate of Incorporation was duly adopted in accordance with Section 245 of the Delaware General Corporation Law.

3.  This Restated Certificate of Incorporation merely restates and integrates but does not further amend the provisions of the corporation’s certificate of incorporation as theretofore amended or supplemented, and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

FIRST:  The name of the corporation (hereinafter called the “corporation”) is CytRx Corporation.

SECOND:  The address, including street, number, city, and county, of the registered office of the corporation in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle; and the name of the registered agent of the corporation in the State of Delaware at such address is The Prentice-Hall Corporation System, Inc.

THIRD:  The nature of the business and of the purposes to be conducted and promoted by the corporation are as follows:

To manufacture, prepare, compound, refine, distill, produce, invent, discover, devise, develop, conduct scientific researches in respect of and exploit the findings therefrom, acquire, assign, and transfer formulae, concentrates, compounds, and processes for, apply, buy, sell, import and export, and generally deal in and with at wholesale and retail and as principal, agent, broker, distributor, sales, financial, and special representative, licensor, licensee, and in any other lawful capacity, pharmaceuticals, drugs and nutritional aspects for animals and humans.

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:  The total number of shares of all classes of stock that the corporation shall have the authority to issue is Eighteen Million Seven Hundred Fifty-One Thousand (18,751,000), of which Eighteen Million Seven Hundred Fifty Thousand (18,750,000) shall be common stock, par value $.001 per share (the “Common Stock”) and One Thousand (1,000) shall be preferred stock, par value $.01 per share (the “Preferred Stock”).

The Board of Directors is hereby authorized, subject to any limitations prescribed by law, to provide for the issuance of the Shares of Preferred Stock in series, and by filing a Certificate pursuant to the applicable law of the State of Delaware (hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences, and rights of the shares of each such series, and any qualifications, limitations or restrictions thereof.

FIFTH:  The name and the mailing address of the incorporator are as follows:

Name	Mailing Address
R. G. Dickerson	229 South State Street, Dover, Delaware

SIXTH:  The corporation is to have perpetual existence.

SEVENTH:  Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

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EIGHTH:  For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation and regulation of the powers of the corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

1.  The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the By-Laws. The phrase “whole Board” and the phrase “total number of directors” shall be deemed to have the same meaning, to wit, the total number of directors which the corporation would have if there were no vacancies. No election of directors need be by written ballot.

2.  After the original or other By-Laws of the corporation have been adopted, amended, or repealed, as the case may be, in accordance with the provisions of Section 109 of the General Corporation Law of the State of Delaware, and, after the corporation has received any payment for any of its stock, the power to adopt, amend, or repeal the By-Laws of the corporation may be exercised by the Board of Directors of the corporation; provided, however, that any provision for the classification of directors of the corporation for staggered terms pursuant to the provisions of subsection (d) of Section 141 of the General Corporation Law of the State of Delaware shall be set forth in an initial By-Law or in a By-Law adopted by the stockholders entitled to vote of the corporation unless provisions for such classification shall be set forth in this certificate of incorporation.

3.  Whenever the corporation shall be authorized to issue only one class of stock, each outstanding share shall entitle the holder thereof to notice of, and the right to vote at, any meeting of stockholders. Whenever the corporation shall be authorized to issue more than one class of stock, no outstanding share of any class of stock which is denied voting power under the provisions of the certificate of incorporation shall entitle the holder thereof to the right to vote at any meeting of stockholders except as the provisions of paragraph (b) (2) of section 242 of the General Corporation Law of the State of Delaware shall otherwise require; provided, that no share of any such class which is otherwise denied voting power shall entitle the holder thereof to vote upon the increase or decrease in the number of authorized shares of said class.

NINTH:  The corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a

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director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

TENTH:  From time to time any of the provisions of this certificate of incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the corporation by this certificate of incorporation are granted subject to the provisions of this Article TENTH.

ELEVENTH:  A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been signed by Jack J. Luchese, its authorized officer this 26 day of September, 1997.

CYTRX CORPORATION

By:	/s/ JACK J. LUCHESE
Jack J. Luchese President and Chief Executive Officer

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CERTIFICATE OF DESIGNATION, PREFERENCES
AND RIGHTS OF THE
SERIES A JUNIOR PARTICIPATING PREFERRED STOCK
OF
CYTRX CORPORATION

Pursuant to Section 151 of the
Delaware General Corporation Law

CytRx Corporation, a corporation organized under the laws of the State of Delaware (the “Corporation”), hereby certifies that, pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation, as amended, of the Corporation, the Board of Directors on April 16, 1997, adopted the following resolution creating a series of 1,000 shares of Preferred Stock designated as Series A Junior Participating Preferred Stock:

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (the “Board”) in accordance with the provisions of its Certificate of Incorporation, as amended, a series of Preferred Stock of the Corporation be and it hereby is created, and that the designation and amount thereof and the voting rights or powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

1.  Series A Participating Preferred Stock.  There is hereby established a series of Preferred Stock, par value $0.01 per share, of the Corporation, and the designation and certain terms, powers, preferences and other rights of the shares of such series, and certain qualifications, limitations and restrictions thereon, are hereby fixed as follows:

(i)  The distinctive serial designation of this series shall be “Series A Junior Participating Preferred Stock” (hereinafter called “this Series”). Each share of this Series shall be identical in all with the other shares of this Series except as to the dates from and after which dividends thereon shall be cumulative.

(ii)  The number of shares in this Series shall initially be 1,000, which number may from time to time be increased or decreased (but not below the number then outstanding) by the Board of Directors. Shares of this Series purchased by the Corporation shall be canceled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series. Shares of this Series may be issued in fractional shares, which fractional shares shall entitle the holder, in proportion to such holder’s fractional share, to all rights of a holder of a whole share of this Series.

(iii)  The holders of full or fractional shares of this Series shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds legally available therefor, dividends, (A) on each date that dividends or other distributions payable in Common Stock of the Corporation are payable on or in respect of Common Stock comprising part of the Reference Package (as defined below), in an amount per whole share of this Series equal to the aggregate amount of dividends or other distributions (other than dividends or distributions payable in Common Stock of the Corporation) that would be payable on such date to a holder of the Reference Package and (B) on the last day of March, June, September and December in each year, in an amount per whole share of this Series equal to the excess (if any) of $1.00 over the aggregate dividends paid per whole share of this Series during the three-month period ending on such last day. Each such dividend shall be paid to the holders of record of shares of this Series on the date, not exceeding sixty days preceding such dividend or distribution payment date, fixed for that purpose by the Board of Directors in advance of payment of each particular dividend or distribution. Dividends on each full and each fractional share of this Series shall be cumulative from the date such full or fractional share is originally issued; provided that any such full or fractional share originally issued after a dividend record date and on or prior to the dividend payment date to which such record date relates shall not be entitled to receive the dividend payable on such dividend payment date or any amount in respect of the period from such original issuance to such dividend payment date.

The term “Reference Package” shall initially mean 10,000 shares of Common Stock, par value $.001 per share (“Common Stock”), of the Corporation. In the event the Corporation shall at any time (A) declare or pay a dividend on any Common Stock payable in Common Stock, (B) subdivide any Common Stock or (C) combine any Common Stock into a smaller number of shares, then and in each such case the Reference Package after such event shall be the Common Stock that a holder of the Reference Package immediately prior to such event would hold thereafter as a result thereof.

Holders of shares of this Series shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends, as herein provided on this Series.

So long as any shares of this Series are outstanding, no dividend (other than a dividend in Common Stock or in any other stock ranking junior to this Series as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution declared or made upon the Common Stock or upon any other stock ranking junior to this Series as to dividends or upon liquidation, nor shall any Common Stock nor any other stock of the Corporation ranking junior to or on a parity with this Series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation (except by conversion into or exchange for stock of the Corporation ranking junior to this series as to dividends and upon liquidation), unless, in each case, the full cumulative dividends (including the dividend to be due upon payment of such dividend, distribution, redemption, purchase or other acquisition) on all outstanding shares of this Series shall have been, or shall contemporaneously be, paid.

(iv)  In the event of any merger, consolidation, reclassification or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of this Series shall at the same time be similarly exchanged or changed in an amount per whole share equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, that a holder of the Reference Package would be entitled to receive as a result of such transaction.

(v)  In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of full and fractional shares of this Series shall be entitled, before any distribution or payment is made on any date to the holders of the Common Stock or any other stock of the Corporation ranking junior to this Series upon liquidation, to be paid in full an amount per whole share of this Series equal to-the greater of (A) $1.00 or (B) the aggregate amount distributed or to be distributed prior to such date in connection with such liquidation, dissolution or winding up to a holder of the Reference Package (such greater amount being hereinafter referred to as the “Liquidation Preference”), together with accrued dividends to such distribution or payment date, whether or not earned or declared. If such payment shall have been made in full to all holders of shares of this Series, the holders of shares of this Series as such shall have no right or claim to any of the remaining assets of the Corporation.

In the event the assets of the Corporation available for distribution to the holders of shares of this Series upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to the first paragraph of this Section (v), no such distribution shall be made on account of any shares of any other class or series of Preferred Stock ranking on a parity with the shares of this Series upon such liquidation, dissolution or winding up unless proportionate distributive amounts shall be paid on account of the shares of this Series, ratably in proportion to the full distributable, amounts for which holders of all such parity shares are respectively entitled upon such liquidation, dissolution or winding up.

Upon the liquidation, dissolution or winding up of the Corporation, the holders of shares of this Series then outstanding shall be entitled to be paid out of assets of the Corporation available for distribution to its stockholders all amounts to which such holders are entitled pursuant to the first paragraph of this Section (v) before any payment shall be made to the holders of Common Stock or any other stock of the Corporation ranking junior upon liquidation to this Series.

For the purposes of this Section (v), the consolidation or merger of, or binding share exchange by, the Corporation with any other corporation shall not be deemed to constitute a liquidation, dissolution or winding up of the corporation.

(vi)  The shares of this series shall not be redeemable.

(vii)  In addition to any other vote or consent of stockholders required by law or by the Certificate of Incorporation, as amended, of the Corporation, each whole share of this Series shall, on any matter, vote as a class with any other capital stock comprising part of the Reference Package and voting on such matter and shall have the number of votes thereon that a holder of the Reference Package would have.

IN WITNESS WHEREOF, CytRx Corporation has caused this Certificate of Designation to be executed as of May 5th, 1997.

CYTRX CORPORATION

By:	/s/ JACK J. LUCHESE
Jack J. Luchese
President and Chief Executive Officer

CERTIFICATE OF AMENDMENT
TO
RESTATED CERTIFICATE OF INCORPORATION
OF CYTRX CORPORATION

CytRx Corporation, a Delaware corporation (the “Company”), hereby certifies that:

1.  The following resolution has been unanimously adopted by the Company’s Board of Directors and has been approved by the holders of a majority of the Company’s outstanding common stock in accordance with the Delaware General Corporation Law for the purpose of amending the Company’s Restated Certificate of Incorporation:

RESOLVED, that the Restated Certificate of Incorporation of the Corporation be amended by deleting in its entirety the Fourth Article and by replacing it with the following:

“FOURTH:  The total number of shares of all classes of stock that the corporation shall have the authority to issue is Fifty Million One Thousand (50,001,000), of which Fifty Million (50,000,000) shall be common stock, par value $.001 per share (the “Common Stock”) and One Thousand (1,000) shall be preferred stock, par value $.01 per share (the “Preferred Stock”).

The Board of Directors is hereby authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and by filing a Certificate pursuant to the applicable law of the State of Delaware (hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences, and rights of the shares of each such series, and any qualifications, limitations or restrictions thereof.”

2.  The above amendment was duly adopted by the Company in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, CytRx Corporation has caused this Certificate of Amendment to be signed by a duly authorized officer on this 17th day of July, 2000.

CYTRX CORPORATION

By:	/s/ MARK W. REYNOLDS
Mark W. Reynolds
V.P. Finance and Corporate Secretary